                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.    2     )*
                                          ---------

                         BLISS & LAUGHLIN INDUSTRIES INC.
           --------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $.01
           --------------------------------------------------------
                          (Title of Class of Securities)

                                   093546 10 9
           --------------------------------------------------------
                                 (CUSIP Number)

    ROGER FEIN, 225 W. WACKER DRIVE, CHICAGO, ILLINOIS 60606 (312) 201-2536
 -----------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                              January 31, 1996
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 093546 10 9                                               PAGE 2 OF 3

ITEM 4    PURPOSE OF TRANSACTION

     This Amendment No. 2 to Schedule 13D is being filed by fifteen individuals and three trusts who might have been deemed to comprise a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. The fifteen individuals are current or former officers of Bliss & Laughlin Industries Inc. ("BLI") or its wholly owned subsidiary, Bliss & Laughlin Steel Company ("BLS") and the three trusts are trusts established for the benefit of certain of the aforementioned individuals and their families. The parties making this filing are collectively referred to herein as the "Management Stockholders".

     The Management Stockholders filed a Schedule 13D on September 27, 1995 in connection with their entering into a Stock Option Agreement dated as of September 16, 1995 (the "First Option Agreement") with B & L Acquisition Corporation ("BRW's Acquisition Subsidiary") and BRW Steel Corporation ("BRW"), which provided, among other things, that the Management Stockholders granted an option to BRW's Acquisition Subsidiary to purchase an aggregate of 774,059 of their shares of common stock of BLI (representing 19.5% of BLI's issued and outstanding shares of common stock) for a purchase price of $7.75 per share.

     The Management Stockholders filed Amendment No. 1 to Schedule 13D on November 3, 1995 ("Amendment No. 1 to Schedule 13D") in connection with their entering into (a) Amendment No. 1 to Stock Option Agreement dated as of October 4, 1995 wherein they agreed to amend the First Option Agreement, (b) an Amended Stock Option Agreement dated as of October 4, 1995 (the "Amended Stock Option Agreement"), which, among other things,raised the option price to $9.50 per share or any higher price paid by BRW's Acquisition Subsidiary or BRW in certain other transactions for a share of BLI common stock (the "Merger Consideration"), (c) Amendment No. 1 dated as of October 18, 1995 to Amended Stock Option Agreement, and (d) Amendment No. 1 dated as of October 4, 1995 to Stockholder Escrow Agreement, amending the Stockholder Escrow Agreement dated as of September 19, 1995. Copies of the foregoing documents were filed as Exhibits to Amendment No. 1 to Schedule 13D.

     As of January 31, 1996 (a) the above-described option granted by the Management Stockholders expired and (b) the Amended Stock Option Agreement (as amended by Amendment No. 1 thereto) and the Shareholder Escrow Agreement (as amended by Amendment No. 1 thereto) terminated. As a result of such expiration and termination, the Management Stockholders believe that they no longer might be deemed to comprise a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.

CUSIP NO. 093546 10 9                                               PAGE 3 OF 3

ITEM 6    CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS
          OR RELATIONSHIPS WITH RESPECT TO SECURITIES
          OF THE ISSUER


          See Item 4 above.


ITEM 7    MATERIAL TO BE FILED AS EXHIBITS

          None.


                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:          February 9, 1996


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Gregory H. Parker


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   F. Elizabeth Parker


                                   /s/ Roger G. Fein
                                   -----------------------------------
                                   Roger G. Fein, as Trustee of the
                                   Gregory H. Parker Irrevocable Trust
                                   dated October 31, 1988


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Anthony J. Romanovich


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Barbara A. Romanovich

                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   George W. Fleck


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Joan E. Fleck


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Gerald E. Brady


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Carole A. Brady


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   William P. Daugherty, as Trustee
                                   of the William P. Daugherty Trust
                                   dated May 11, 1989


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Ellen L. Daugherty, as Trustee
                                   of the Ellen L. Daugherty Trust
                                   dated May 11, 1989


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Michael A. DeBias


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Richard M. Bogdon


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Phyllis Bogdon


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Carl H. Laib

                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Richard W. Ressler


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Chester J. Pucilowski


                                   /s/ Roger G. Fein                  *
                                   -----------------------------------
                                   Geraldine Pucilowski



*By Roger G. Fein pursuant to power of attorney.

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                  /s/ Gregory H. Parker
                                                  ------------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                 /s/ F. Elizabeth Parker
                                                 -------------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                     /s/ Anthony J. Romanovich
                                                     ---------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                     /s/ Barbara A. Romanovich
                                                     ---------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                  /s/ George W. Fleck
                                                  ------------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                   /s/ Joan E. Fleck
                                                   -----------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                   /s/ Gerald E. Brady
                                                   -----------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                   /s/ Carole A. Brady
                                                   -----------------------------
                                                                       Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                   /s/ William P. Daugherty
                                                   -----------------------------
                                                                      Signature
                                                       As Trustee of the William
                                                       P. Daugherty Trust dated
                                                       May 11, 1989

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                   /s/ Ellen L. Daugherty
                                                   -----------------------------
                                                                      Signature
                                                       As Trustee of the Ellen
                                                       L. Daugherty Trust dated
                                                       May 11, 1989

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                    /s/ Michael A. DeBias
                                                    ----------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                    /s/ Richard M. Bogdon
                                                    ----------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                   /s/ Phyllis Bogdon
                                                   -----------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                   /s/ Carl H. Laib
                                                   -----------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                    /s/ Richard W. Ressler
                                                    ----------------------------
                                                                      Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                  /s/ Chester J. Pucilowski
                                                  -----------------------------
                                                                       Signature

                                POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints each of ROGER G. FEIN and GREGORY H. PARKER, signing singly, the undersigned's true and lawful attorney-in-fact to:

          (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer or director or stockholder of BLISS & LAUGHLIN INDUSTRIES INC. (the "Company"), Forms 3, 4, and 5, and any amendment thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, and any amendment thereto, and timely file such Form 3, 4 or 5, and any amendment thereto, with the United States Securities and Exchange Commission ("Commission") and any stock exchange or similar authority; and

          (3) execute for and on behalf of the undersigned, Schedule(s) 13D, and any amendments thereto, in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder; and

          (4) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such
Schedule 13D, and any amendment thereto, and timely file such Schedule 13D, and any amendment thereto, with the Commission and any stock exchange or similar authority; and

          (5) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, and in the best interest of, or legally required by, the undersigned.

     The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934 and the rules thereunder.

     This Power of Attorneys shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 and Schedule 13D with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of October, 1995.


                                                   /s/ Geraldine Pucilowski
                                                   -----------------------------
                                                                      Signature